Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Ed Kinney / Jacqueline V. Ader-Grob
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278 / 407.513.6950
Ed.Kinney@mvwc.com
Jacqueline.Ader-Gob@mvwc.com
Marriott Vacations Worldwide Corporation Provides Business Update
ORLANDO, Fla. - December 2, 2020 - Marriott Vacations Worldwide Corporation (NYSE: VAC) will take part in the Barclays Eat, Sleep, Play virtual conference today. John Geller, executive vice president and chief financial and administrative officer, will participate in a fireside chat at 1:00 p.m. ET, which will be webcast.
The Company is also providing an update to its fourth quarter operational guidance:
•Quarter-to-date contract sales were $118 million with November improving slightly over October. As a result, the Company continues to expect fourth quarter contract sales to be between $160 million and $185 million, a roughly 15% to 30% sequential improvement;
•VPG continues to be strong and higher sequential tour volume is expected to drive higher fourth quarter contract sales compared to the third quarter;
•Hawaii reopened on October 15 and occupancy trends have been encouraging thus far though Kauai’s 14-day quarantine rule effective December 2 may temper fourth quarter trends; and
•Exchange transactions at Interval International increased nearly 10% quarter-to-date compared to the prior year.
A live webcast of today’s fireside chat will be available in the Investor Relations section of the company's website at ir.mvwc.com.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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